Filed Pursuant to Rule 424(B)(5) Registration No. 333-244352

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, par value $1.00 per share	1,000,000	$42.09	$42,090,000.00	$3,374.36

(1)

This fee is calculated in accordance with Rule 457(c). The proposed maximum offering price per unit is based on the average of the high and low prices of National Fuel Gas Company’s common stock as reported on the New York Stock Exchange on August 5, 2020.

(2)	Calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (No. 333-244352) filed by National Fuel Gas Company on August 11, 2020.
(3)

Prior to the filing of this registration statement, 308,358 shares of common stock, $1.00 par value, of the registrant remained registered and unsold under the registrant’s Registration Statement No. 333-219901, filed on August 11, 2017. Pursuant to Rule 457(p), the registration fee of $2,088.93 associated with the unsold securities from Registration Statement No. 333-219901 is being used to offset the registration fee associated with the securities to be registered pursuant to this registration statement.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 11, 2020)

1,000,000 Shares

National Fuel Gas Company

Common Stock

Direct Stock Purchase and

Dividend Reinvestment Plan

CUSIP 636180101

This prospectus supplement relates to 1,000,000 shares of common stock, $1.00 par value, of National Fuel Gas Company. All of the shares being offered hereby will be sold pursuant to the National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). You should read this prospectus supplement carefully before you invest.

The price of the common stock will be based upon market prices prevailing at the time of sale. The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NFG.” The last reported sale price of our common stock on the NYSE on August 10, 2020 was $44.77 per share.

If you are currently participating in the Plan, you will remain enrolled in the Plan, and you do not have to take any action unless you wish to make a change to your Plan account or terminate your participation.

To the extent required by applicable law in certain jurisdictions, shares of common stock offered under the Plan to certain persons are offered only through a registered broker in such jurisdictions.

The Company’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221, and its telephone number is (716) 857-7000.

Investing in the Company involves a number of risks. You should carefully consider the Risk Factors referenced at page S-4 of this prospectus supplement before investing in the Company.

Please retain this prospectus supplement for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2020.

Prospectus Supplement

S-i

-ii-

About This Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding our common stock offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” the “Company,” “National Fuel” or other similar terms mean National Fuel Gas Company and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus supplement to the terms “shares” or “stock” mean National Fuel Gas Company’s common stock.

Where You Can Find More Information

The Company files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Information about the Company is also available on the Company’s website, www.natfuel.com. Other than any SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, the information available on the Company’s website is not part of this prospectus supplement and the accompanying prospectus.

Information We Incorporate by Reference

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2019, March 31, 2020 and June 30, 2020; and

S-iii

•

our Current Reports on Form 8-K filed with the SEC on December 13, 2019, January  22, 2020, March  16, 2020, May  4, 2020 (Items 1.01, 2.03 and 3.02 only), June  2, 2020, June  3, 2020 and July 31, 2020 (Item 8.01 only).

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Attention: Corporate Secretary

Telephone: (716) 857-7000

Safe Harbor for Forward-Looking Statements

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “will,” “may,” and similar expressions, are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the Company’s ability to successfully integrate acquired assets, including Royal Dutch Shell plc’s upstream assets and midstream gathering assets in Pennsylvania, and achieve expected cost synergies;

•	impairments under the SEC’s full cost ceiling test for natural gas and oil reserves;

•	changes in the price of natural gas or oil;

•	the length and severity of the recent COVID-19 pandemic, including its impacts across our businesses on demand, operations, global supply chains and liquidity;

•	changes in economic conditions, including global, national or regional recessions, and their effect on the demand for, and customers’ ability to pay for, the Company’s products and services;

•	the creditworthiness or performance of the Company’s key suppliers, customers and counterparties;

S-iv

•

financial and economic conditions, including the availability of credit, and occurrences affecting the Company’s ability to obtain financing on acceptable terms for working capital, capital expenditures and other investments, including any downgrades in the Company’s credit ratings and changes in interest rates and other capital market conditions;

•

changes in laws, regulations or judicial interpretations to which the Company is subject, including those involving derivatives, taxes, safety, employment, climate change, other environmental matters, real property, and exploration and production activities such as hydraulic fracturing;

•

delays or changes in costs or plans with respect to Company projects or related projects of other companies, including disruptions due to the COVID-19 pandemic, as well as difficulties or delays in obtaining necessary governmental approvals, permits or orders or in obtaining the cooperation of interconnecting facility operators;

•	the Company’s ability to complete planned strategic transactions;

•

governmental/regulatory actions, initiatives and proceedings, including those involving rate cases (which address, among other things, target rates of return, rate design and retained natural gas), environmental/safety requirements, affiliate relationships, industry structure, and franchise renewal;

•

changes in price differentials between similar quantities of natural gas or oil at different geographic locations, and the effect of such changes on commodity production, revenues and demand for pipeline transportation capacity to or from such locations;

•	the impact of information technology disruptions, cybersecurity or data security breaches;

•

factors affecting the Company’s ability to successfully identify, drill for and produce economically viable natural gas and oil reserves, including among others geology, lease availability, title disputes, weather conditions, shortages, delays or unavailability of equipment and services required in drilling operations, insufficient gathering, processing and transportation capacity, the need to obtain governmental approvals and permits, and compliance with environmental laws and regulations;

•	increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide other post-retirement benefits;

•	other changes in price differentials between similar quantities of natural gas or oil having different quality, heating value, hydrocarbon mix or delivery date;

•	the cost and effects of legal and administrative claims against the Company or activist shareholder campaigns to effect changes at the Company;

•	uncertainty of oil and gas reserve estimates;

•	significant differences between the Company’s projected and actual production levels for natural gas or oil;

•	changes in demographic patterns and weather conditions;

•	changes in the availability, price or accounting treatment of derivative financial instruments;

•

changes in laws, actuarial assumptions, the interest rate environment and the return on plan/trust assets related to the Company’s pension and other post-retirement benefits, which can affect future funding obligations and costs and plan liabilities;

•	economic disruptions or uninsured losses resulting from major accidents, fires, severe weather, natural disasters, terrorist activities or acts of war;

S-v

•	significant differences between the Company’s projected and actual capital expenditures and operating expenses;

•	increasing costs of insurance, changes in coverage and the ability to obtain insurance; or

•

other risks described in this prospectus supplement or the accompanying prospectus or incorporated by reference through the Company’s filings with the SEC, including Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 and Part II, Item 1A “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

For a discussion of these risks and other factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors” in this prospectus supplement. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

S-vi

Summary

This summary highlights information about us and our common stock being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our securities. For a more complete understanding of our company, we encourage you to read this prospectus supplement, including the information incorporated by reference in this prospectus supplement and the other documents to which we have referred you.

National Fuel Gas Company

National Fuel Gas Company, incorporated in 1902, is a holding company organized under the laws of New Jersey. The Company is engaged in the business of owning and holding securities issued by its subsidiaries.

The Company and its subsidiaries comprise a diversified energy company consisting of four business segments:

•

the Exploration and Production segment, which is engaged in the exploration for, and the development and production of, natural gas and oil reserves in California and in the Appalachian region of the United States;

•	the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

•	the Gathering segment, which builds, owns and operates natural gas processing and pipeline gathering facilities in the Appalachian region; and

•	the Utility segment, which provides natural gas utility services to customers through a local distribution system located in western New York and northwestern Pennsylvania.

The Company’s other businesses are engaged in the marketing of natural gas to industrial, wholesale, commercial, public authority and residential customers in western and central New York and northwestern Pennsylvania and the marketing of timber.

The Company’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221 and its telephone number is (716) 857-7000.

Summary of the Plan

Enrollment

New shareholders can join the Plan by submitting a completed Account Authorization Form and making an initial investment of at least $500. An enrollment fee of $15 will be deducted from your initial investment and paid to the Plan Administrator to defray the expense of setting up your account. Existing National Fuel shareholders who are not currently enrolled in the Plan can participate by submitting a completed Account Authorization Form. If your shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name. The $15 enrollment fee does not apply to existing shareholders joining the Plan.

Reinvestment of Dividends

You can reinvest all or a portion of your cash dividends toward the purchase of additional shares of National Fuel stock without paying brokerage commission charges or other trading fees (collectively referred to as trading fees). In the alternative, you can have your cash dividends paid to you by check mailed to your address, or by automatic deposit to your bank account.

Optional Cash Investments

After you are enrolled in the Plan, you can buy additional shares of National Fuel stock without paying trading fees. You can invest a minimum of $100 at any one time, up to $120,000 in the aggregate per calendar year. Pursuant to the Waiver Discount features of the Plan, the Company may from time to time permit optional cash investments in excess of this maximum and may offer discounts on such investments. You can pay by check or have your payment automatically withdrawn from your bank account. You are under no obligation to make optional cash investments. Funds awaiting purchase do not earn interest.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be held uninvested, or such funds may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean investments in Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Full Investment

Full investment of your dividends is possible because the Company will credit your account with both whole and fractional shares. National Fuel pays dividends on both whole shares and fractional shares.

Safekeeping of Certificates

You can deposit your National Fuel stock certificates with the Plan Administrator for safekeeping at no cost to you.

Transfer of Shares

You can transfer your National Fuel shares to others.

Sell Shares Conveniently

You can sell National Fuel stock out of your Plan account.

Trading Fees

Purchases

You will not pay trading fees on your initial investment, reinvestment of dividends or optional cash investments. If shares are purchased in the open market to effect these investments, National Fuel will pay the trading fees, which must and will be reported to you and the U.S. Internal Revenue Service (the “IRS”) as your taxable income. If shares are purchased directly from National Fuel to effect these investments, there will be no trading fees. National Fuel determines whether shares needed to meet the requirements of the Plan will be purchased in the open market or issued directly by National Fuel from authorized but unissued shares or treasury shares. National Fuel may change the source of shares from time to time in its sole discretion. See “Purchase of Shares for the Plan.

Sales

You will pay trading fees on sales of shares from your Plan account. You will also pay a sales transaction fee on each sale transaction. See “Plan Service Fees.”

Tracking Your Investment

You will receive a statement or a notification after each transaction you make. Statements provide the details of the transaction and show the share balance in your Plan account.

Administrator of the Plan

National Fuel has designated Equiniti Trust Company d/b/a EQ Shareowner Services as administrator of the Plan (the “Plan Administrator”) and as agent for the participants. Equiniti Trust Company d/b/a EQ Shareowner Services is also the transfer agent for National Fuel’s common stock.

The Plan Administrator will keep and maintain Plan records, serve as custodian for shares held in the Plan, send statements and perform other duties required by the Plan. The Plan Administrator may be contacted as follows:

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-648-8166 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1100 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

* If sending in a certificate for deposit, see Safekeeping of Your Stock Certificates in Book-Entry Form.

Risk Factors

Investing in the Company involves risks. You should review all the information contained in or incorporated by reference in this prospectus supplement or in the accompanying prospectus before investing in the Company. See “Information We Incorporate by Reference.” In particular, you should carefully consider the risk factors section of National Fuel’s Annual Report on Form 10-K for the year ended September 30, 2019, as updated by National Fuel’s subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K incorporated by reference in this prospectus supplement or in the accompanying prospectus.

National Fuel cannot assure you of a profit or protect you against a loss on the shares of its common stock that you purchase or sell under the Plan. In addition, there are risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of National Fuel common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of National Fuel shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to terminate your participation in the Plan, the Plan Administrator will continue to hold your shares in the book-entry Direct Registration System (outside of the Plan) unless you request to have your shares sold or transferred to another account. If you request such a sale or transfer, the market price of National Fuel shares may decline between the time you request the sale or transfer and the date the sale or transfer is effective.

National Fuel shares are not insured by the Federal Deposit Insurance Corporation or any other government agency, are not deposits or other obligations of, and are not guaranteed by, EQ Shareowners Services or National Fuel, and are subject to investment risks, including possible loss of principal amount invested. National Fuel shares held in the Plan are not subject to protection under the Securities Investor Protection Act of 1970.

Use of Proceeds

National Fuel will receive proceeds from the purchase of its common stock under the Plan only to the extent that those purchases are made directly from National Fuel, and not from open market purchases. Any proceeds that National Fuel receives from purchases of shares will be used for general corporate purposes. National Fuel cannot estimate the amount of any such proceeds at this time.

Purpose of the Plan

The National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) promotes long-term ownership in National Fuel by offering:

•	A simple, cost-effective method for purchasing shares of National Fuel common stock.

•	A way to increase your holdings in National Fuel by reinvesting your cash dividends.

•	The opportunity to purchase additional shares by making optional cash investments.

You do not have to be a current shareholder of National Fuel to participate in the Plan. You can purchase your first shares of National Fuel stock through the Plan by making an initial investment of $500 or more. An enrollment fee of $15 will be deducted from your initial investment and paid to the Plan Administrator to defray the expense of setting up your account.

Administrator of the Plan

National Fuel has designated Equiniti Trust Company d/b/a EQ Shareowner Services as administrator of the Plan (the “Plan Administrator”) and as agent for the participants. Equiniti Trust Company d/b/a EQ Shareowner Services is also the transfer agent for National Fuel’s common stock.

The Plan Administrator will keep and maintain Plan records, serve as custodian for shares held in the Plan, send statements and perform other duties required by the Plan. The Plan Administrator may be contacted as follows:

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-648-8166 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

* If sending in a certificate for deposit, see Safekeeping of Your Stock Certificates in Book-Entry Form.

Internet Privileges: We encourage you to access your account information online to perform transactions. Accounts that are registered in the name of an Investment Club, Corporation, or Partnership will not be allowed online access. Please note: additional access restrictions may apply.

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Register then Register for Online Access

3.	Enter National Fuel Gas Company and your Authentication ID* and Account Number

* If you do not have your Authentication ID, select I don’t know and complete the online form to have it sent to you. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Select Register, then Buy Shares in a Company

3.	Select National Fuel Gas Company

4.	Select Invest in this company and follow the instructions to buy shares

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Once you have activated your account online, you can also:

•	Authorize, change or stop optional cash investments by automatic withdrawal from your bank account;

•	Consent to electronic delivery of statements including tax forms;

•	Sell some or all of your Plan shares; and

•	Elect to view statements, tax forms, and company communications. You will receive an email notification when new documents are available for viewing.

Telephone Privileges: If you have established automated privileges on your account, you can:

•	Change the amount of or stop automatic monthly bank withdrawals;

•	Change your dividend reinvestment option (for example, from full to partial reinvestment); and

•	Sell some or all of your Plan shares.

To establish automated privileges, please call EQ Shareowner Services.

Enrollment

You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. National Fuel reserves the right to terminate participation of any shareholder and to refuse Plan participation to any person if it deems it advisable under any foreign laws or regulations.

If you do not currently own any National Fuel stock, you can join the Plan by making an initial investment of at least $500, but not more than $120,000, which is the maximum investment per year. You can get started in the Plan by enrolling online at shareowneronline.com or returning a completed Account Authorization Form to the Plan Administrator along with your check payable to EQ Shareowner Services plus a $15 enrollment fee. The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement mailed to you. See “Purchase of Shares for the Plan.”

If you already own National Fuel stock and the shares are registered in your name, you may join the Plan by enrolling online at shareowneronline.com, by telephone or by returning a completed Account Authorization Form to the Plan Administrator. If you currently participate in the Plan, you need not take any other action unless you want to make a change to your Plan account or terminate your participation.

If your shares are held in a brokerage, bank or other intermediary account, and you wish to deposit some or all of those shares in the Plan, you should direct your broker, bank, or trustee to register such shares directly in your name. You can then get started in the Plan by enrolling online at shareowneronline.com or returning a completed Account Authorization Form to the Plan Administrator.

Investment Options

The payment of dividends is at the discretion of the National Fuel Gas Company Board of Directors and will depend upon future earnings, the financial condition of National Fuel Gas Company and other factors. The Board may change the amount and timing of dividends at any time without notice.

Once enrolled in the Plan, you have the following choices:

Dividend Reinvestment: You can choose to reinvest all or a portion of the regular cash dividends paid on your shares held in the Plan toward the purchase of additional shares of National Fuel stock. The Plan Administrator will invest National Fuel dividend funds as soon as administratively possible and no later than 30 trading days following the dividend payable date. You may change your reinvestment option at any time by going online at shareowneronline.com or by calling or sending written notice to EQ Shareowner Services. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

If you elect to reinvest your dividends, you must choose one of the following when completing the dividend reinvestment section of the Account Authorization Form:

Full Dividend Reinvestment: All cash dividends payable on shares held in the Plan, shares held in physical certificate form and shares held through the book-entry Direct Registration System (“DRS”) will be used to purchase additional shares. The participant will not receive cash from National Fuel; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account (“RD”).

Partial Dividend Reinvestment: A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or through book-entry DRS. A participant may elect percentages from 10% to 90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account (“RX%”).

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 in book-entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested (with the resulting newly-acquired shares or fractional share added to the Plan account) and 75 shares having dividends paid in cash.

Cash Payments Only (No Dividend Reinvestment): All cash dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form and any shares held through book-entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account (“RP0”).

Direct Deposit of Dividends: For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form. The participant should include a voided check or deposit slip from the bank account for which direct deposit is to be set up. If the shares are jointly owned, all owners must sign the form.

Optional Cash Investments: You can purchase additional shares of National Fuel stock by using the Plan’s optional cash investment feature. You must invest at least $100 at any one time, but you cannot invest more than $120,000 per calendar year. Funds that you forward to the Plan Administrator might not be invested immediately (see “Purchase of Shares for the Plan” and “Purchase Intervals”). Interest will not be paid on amounts held pending investment.

Check: To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “EQ Shareowner Services” in U.S. dollars.

One-time Automatic Withdrawal: You can make a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution by signing on to shareowneronline.com.

Recurring Automatic Withdrawals: You can make regular investments with automatic withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic investments by signing on to shareowneronline.com. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 10th and/or 25th day of the month, as you select. If the date you select falls on a holiday or weekend, funds will be deducted on the preceding business day. To be effective with respect to a particular investment date, your request to enroll in, change or discontinue the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date. Requests to enroll in, change or discontinue automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to your statement.

In the event that your optional cash investment check is returned unpaid for any reason, or your designated bank account for automatic withdrawal does not have sufficient funds for your authorized deduction, the Plan Administrator will immediately remove from your account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance. In addition, you will be charged a fee of $35 for any returned check or failed automatic withdrawal. The Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full this fee.

Purchase of Shares for the Plan

Purchase Intervals: The Plan Administrator will make arrangements to use initial and optional cash investments to purchase National Fuel shares as soon as administratively possible, generally within five (5) trading days from receipt of your investment amount. The Plan Administrator will use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days.

Source and Pricing of Shares:

Source of Shares: Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by National Fuel from authorized but unissued shares or treasury shares, as determined by National Fuel. National Fuel may change the source of shares from time to time in its sole discretion.

Shares Purchased in the Open Market: If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements. All fractional shares are calculated to three decimals and are credited to your account. Open market purchases will be made through a broker. National Fuel will pay applicable trading fees on open market purchases. These trading fees must and will be reported to you and the IRS as your taxable income. See “U.S. Federal Income Tax Information.”

Shares Purchased from National Fuel: If the shares are purchased directly from National Fuel, your price per share for initial and optional cash investments will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the three-day period beginning on the last trading day before the dividend payment date and ending on the first trading day after the dividend payment date. If there is no trading of National Fuel stock on the NYSE for a substantial period of time during the pricing period, then the price per share will be determined by National Fuel on the basis of such market quotations as it considers appropriate. There are no trading fees on shares purchased directly from National Fuel.

Use of Proceeds: Proceeds from the sale of shares purchased from National Fuel, if any, will be used by National Fuel for general corporate purposes.

Timing and Control: Because the Plan Administrator will arrange for the purchase of shares on behalf of the Plan, neither National Fuel nor any participant in the Plan has the authority or power to control either the timing or (except as stated above with respect to a substantial period of time in which there is no trading of National Fuel stock on the NYSE) pricing of shares purchased. Similarly, neither National Fuel nor any participant in the Plan may control the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuation in the price of National Fuel stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of National Fuel stock could go up or down before the Plan Administrator purchases stock with your funds. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.

Sale of Shares for the Plan

You can sell any number of shares held in your Plan account by notifying the Plan Administrator as described below. Sales will be made through a broker. You will receive the proceeds of the sale less a sales transaction fee, trading fees, and any applicable tax withholding. See “Plan Service Fees.” If the proceeds of the sale do not exceed the sum of the sales transaction fee, trading fees and any applicable tax withholding, you will not receive any part of the proceeds.

Methods of Sale: You can notify the Plan Administrator to sell any number of shares held in your Plan account by one of the following methods:

Sale Orders via Internet: You may instruct the Plan Administrator to sell by placing a sale order via the Internet. To place a sale order, you will need to log into your account at the Plan Administrator’s website at shareowneronline.com. See “Internet Privileges” for information on how to access your account online.

Sale Orders via Interactive Voice Response System: You may instruct the Plan Administrator to sell by placing a sale order via the Interactive Voice Response system. To place a sale order, call (800) 648-8166, the Plan Administrator’s toll-free number, with your instructions. Simply select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your Authentication ID.

Sale Orders via Mail: You may instruct the Plan Administrator to sell by completing and signing the Transaction Request Form on your account statement and mailing the instructions to the Plan Administrator. If there is more than one name or owner on the Plan account, all participants must sign the Transaction Request Form.

Types of Sale Orders: You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order, or Stop Order.

Batch Order (online, telephone, or mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five trading days (except where deferral is necessary under state or federal regulations) after receipt of the request. Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of the trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-’Til-Date/Canceled (respectively, the “GTD” or “GTC and, collectively, “GTD/GTC”) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches the specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see “Investment Summary and Fees” for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a properly completed Internal Revenue Service (“IRS”) Form W-9 for participants that are “United States persons” (within the meaning of the Internal Revenue Code) or IRS Form W-8BEN, IRS Form W-8BEN-E, or other version of IRS Form W-8, as applicable, for participants that are not “United Stated persons” (within the meaning of the Internal Revenue Code) will be subject to U.S. federal backup withholding. This tax generally can be avoided by furnishing the appropriate and valid form establishing exemption from this tax prior to the sale. Forms are available online at shareowneronline.com. See “U.S. Federal Income Tax Information.”

Please note that the Company reserves the right to instruct the Plan Administrator, in the event your total holdings fall below one share, to liquidate the fractional share, remit the proceeds to you, less applicable fees, and close your Plan account. In addition, in the event you have selected partial or full reinvestment of dividends but close your Plan account during the period between a dividend record date and dividend payment date, the Company reserves the right to pay to you in cash the dividends that otherwise would have been reinvested, either by check mailed to your address or by direct deposit into your bank account.

Timing and Control: Because the Plan Administrator will sell the shares on behalf of the Plan, neither National Fuel nor any participant in the Plan has the authority or power to control either the timing or (except as stated above with respect to a substantial period of time in which there is no trading of National Fuel stock on the NYSE) pricing of shares sold. Similarly, neither National Fuel nor any participant in the Plan may control the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuation in the price of National Fuel stock. That is, if you send in a request to sell shares, it is possible that the market price of National Fuel stock could go down or up before the Plan Administrator sells your shares. In addition, you will not earn interest on funds received in a sales transaction during the period between the sale and the date the funds are remitted to you. Requests received by mail will be processed as a Batch Order.

If you wish to sell any shares currently held in certificate form, you may send them in for deposit to your Plan account and then proceed with the sale.

The Company’s insider trading policy prohibits trading in National Fuel’s common stock while in possession of material nonpublic information about the Company. Transactions by employees, officers and directors of the Company, and any other persons whom the Company may determine from time to time should be subject to the policy, must be made in compliance with the policy.

Automatic Deposit of Sale Proceeds: When submitting a request to sell all or part of your shares, you may request that the net proceeds of the sale be automatically deposited to a bank checking or savings account. To take advantage of this service, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your signature on your written request must be guaranteed by a financial institution participating in the Securities Transfer Agents Medallion Program (“STAMP”), or in such other signature guarantee program as the Plan Administrator may determine in addition to, or in substitution for, STAMP. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

Termination of Plan Account: You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination online, by telephone or through the mail. For your convenience, a Transaction Request Form is attached to your statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash.

Retain shares: If you elect to keep your shares, the whole shares held in your Plan balance will be moved to the book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.

Sell shares: If you choose to sell all of your shares, your sale proceeds, less applicable withholding taxes and transaction fees, will be remitted to you via check. Or you can choose to have your net sales proceeds directly deposited into your bank account.

If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions.

Safekeeping of Your Stock Certificates in Book-Entry Form

Shares of National Fuel Gas Company stock that you buy under the Plan will be maintained in your Plan account. In addition, any National Fuel shareholder may use the Plan’s “safekeeping” service to deposit their National Fuel Gas Company stock certificates into the Plan at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you have the option of receiving cash dividends, reinvesting your dividends or taking advantage of the sale of shares feature of the Plan. Certificates will be issued only upon written request to the Plan Administrator. See “Issuance of Certificates.”

Direct Registration System (“DRS”): National Fuel Gas Company is a participant in the Direct Registration System. DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of National Fuel Gas Company without the need for physical certificates.

On the Plan Administrator’s systems, shares registered in your name may be held in any of three positions: (i) physical certificate form, (ii) book-entry DRS form (outside of the Plan), and (iii) within your Plan account. Shares held in book-entry DRS form and shares held within your Plan account have all the traditional rights and privileges as shares held in certificate form.

To use the safekeeping service, send your certificates to EQ Shareowner Services by registered or express mail, with written instructions to deposit them in safekeeping. We recommend that, when sending certificates, you take advantage of the Plan Administrator’s optional mail loss insurance, as described below, or otherwise insure them. Do not endorse the certificates or complete the assignment section.

Optional Mail Loss Insurance: Please be advised that choosing registered or express mail alone will not protect you should your certificates become lost or stolen. As Plan Administrator, EQ Shareowner Services can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Because you bear the risk of loss in sending stock certificate(s), it is recommended that you send them registered, insured for at least 4% of the current market value and request a return receipt. Mail loss insurance covers the cost of a replacement surety bond only. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a $10.00 check, made payable to EQ Surety Program, along with your certificates and instructions. To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, United States Postal Service Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the insurance is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Transfer of Shares

You can transfer National Fuel shares from your account to an existing shareholder in the Plan or to a new participant in the Plan, subject to the recipient’s $120,000 per calendar year aggregate investment limitation. In the case of an existing shareholder in the Plan, the Plan Administrator must receive a written acknowledgement signed by the existing shareholder, and in the case of a new participant in the Plan, the Plan Administrator must receive an Account Authorization Form signed by the new participant. Your signature authorizing the transfer must be guaranteed by a financial institution participating in STAMP, or in such other signature guarantee program as the Plan Administrator may determine in addition to, or in substitution for, STAMP. STAMP and other signature guarantee programs ensure that the individual signing the transfer authorization is in fact the registered owner as it appears on the records of the Plan Administrator.

In addition to making transfers, you may:

•

Make an initial $500 cash investment plus the $15.00 enrollment fee to establish an account for another person (provided that the Plan Administrator receives an Account Authorization Form signed by such person); or

•

Submit an optional cash investment on behalf of an existing participant in the Plan in an amount not less than $100 (provided that the Plan Administrator receives a written acknowledgement signed by the existing participant, and provided further that the aggregate investments in the existing participant’s Plan account do not exceed $120,000 per year).

If you need additional assistance, please call the Plan Administrator at (800) 648-8166.

Issuance of Certificates

A certificate for your shares will be sent to you, free of charge, upon written request to the Plan Administrator. All registered owners must sign the request as their names appear on the account.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, the fractional share will be sold, and you will receive a check for the net proceeds of the sale (less applicable fees). The Plan Administrator will mail a certificate promptly after receipt of your request. You should not sell your shares until you have the certificate in your hands, so that you can deliver the certificate to your buyer within the legally required time.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, the signature on the instructions or Stock Power Form must be guaranteed by a financial institution participating in STAMP or such other signature guarantee program as the Plan Administrator may determine in addition to, or in substitution for, STAMP, as described previously.

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors	$500.00
Minimum one-time optional cash investment	$100.00
Minimum recurring automatic investments	$100.00
Maximum cash investments
Maximum annual investment	$120,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees
Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Company Paid	*
Check investment	Company Paid	*
One-time automatic investment	Company Paid	*
Recurring automatic investment	Company Paid	*
Dividend purchase trading commission per share	Company Paid	*
Optional cash purchase trading commission per share	Company Paid	*
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	Company Paid

*

Where shares are purchased in the open market to effect initial investments, dividend reinvestments or optional cash investments, National Fuel will pay applicable trading fees. These trading fees will generally be reported to you and the IRS as your taxable income. See “U.S. Federal Income Tax Information.”

The Plan Administrator will deduct fees to be paid by the participant from either the initial investment or proceeds from a sale, as applicable.

Tracking Your Investments

If you participate in dividend reinvestment, the Plan Administrator will mail you a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

If you do not participate in dividend reinvestment, the Plan Administrator will mail you a statement or notice confirming any transactions you make.

Please retain your statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Waiver Discount

Submission of Requests for Waiver. Optional cash investments of more than $120,000 annually (including any initial investments in excess of $120,000) (“Large Cash Purchase”) may be made only by investors that submit a request for waiver, including waiver discounts. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should call (716) 857-7340 to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case information will be provided about submitting a Large Cash Purchase Request Form.

Large Cash Purchase Request Forms may be obtained online at shareowneronline.com. Completed Large Cash Purchase requests must be delivered to WaiverDiscount@nationalfuelgas.com and WaiverDiscount@equiniti.com by no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. Any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) will be notified by return email or by telephone by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive funds relating to any approved Large Cash Purchase request by wire transfer to the designated account no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $120,000 annually for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•

To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

•

We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•

If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

•

The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•

If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

•	Neither we nor the Plan Administrator is required to notify you that a threshold price has been established for any pricing period.

•

If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 3.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•

Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•

If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase as soon as administratively possible after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

•

We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $120,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.

U.S. Federal Income Tax Information

The following is a summary of U.S. federal income tax considerations regarding the Plan, but does not purport to be complete analysis of all tax considerations. This summary is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative pronouncements of the IRS and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to Plan participants that will hold shares of National Fuel common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to address all aspects of taxation that may be relevant to a participant in light of the participant’s particular circumstances, and does not address participants subject to special treatment under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, partnerships and other pass-through entities and investors therein, tax-exempt organizations, broker-dealers, former citizens and long-term residents of the U.S., participants whose functional currency is not the U.S. dollar, and participants who hold the Company’s common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment). Additionally, this summary is limited to the U.S. federal income tax considerations of U.S. Holders (as defined below) and does not apply to foreign participants, except as specifically indicated below under “Withholding and Information Reporting.” Participants should consult their own tax advisors regarding the specific tax consequences to them under applicable federal, state, local and foreign tax laws and the impact of any changes in applicable tax laws, which may have retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Initial Investment and Optional Cash Payments: In general, a participant who makes an initial investment or optional cash payment under the Plan will not realize gain or loss for U.S. federal income tax purposes as a result of the purchase of shares pursuant to such initial investment or optional cash payment. However, in the case of open market purchases, participants generally will be treated as having received a distribution equal to their allocable portion of any trading fees paid by National Fuel in connection with the purchase of shares on the open market. A participant’s tax basis in such shares will equal the purchase price of the shares, plus the amount of the participant’s allocable portion of any such trading fees. A participant’s holding period for shares acquired with an initial investment or optional cash payment generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Furthermore, if a participant makes an optional cash investment that is subject to a waiver discount, the participant may be treated as having received a distribution equal to the amount of the discount (in which case its tax basis in the shares acquired would include such discount).

Reinvestment of Dividends: In general, reinvested dividends are treated for U.S. federal income tax purposes in the same manner as if the participant had actually received such dividends in cash on the applicable dividend payment date. With respect to reinvested dividends used to purchase shares (including any fractional share) directly from the Company, a participant generally will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares (including any fractional shares) purchased for the participant’s account under the Plan. With respect to reinvested dividends used to purchase shares (including any fractional share) on the open market, a participant generally will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares (including any fractional share) plus the participant’s allocable portion of any trading fees paid by National Fuel in connection with the purchase. In either case, the distribution deemed received by a participant will include the amount of any tax withholding deducted from the reinvested dividend. A participant’s tax basis in shares purchased with a reinvested dividend generally will equal the amount of the distribution the participant is treated as receiving, as described above, less the amount of any tax withholding deducted from the reinvested dividend. A participant’s holding period for such shares generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Deposit, Withdrawal or Sale of Shares: A participant will not realize gain or loss for U.S. federal income tax purposes upon the deposit of National Fuel stock certificates to such participant’s Plan account or upon the receipt of stock certificates for whole shares withdrawn from such participant’s Plan account. A participant may, however, recognize a capital gain or loss upon the receipt of cash for any fractional share credited to such participant’s Plan account. A participant generally will recognize capital gain or loss upon a sale or other taxable disposition of shares acquired under the Plan. The amount of such gain or loss generally will be the difference between the amount realized from the sale of shares (or fractional shares) and the participant’s tax basis in such shares (or fractional shares). The Plan assumes that each participant will use the first in, first out (“FIFO”) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time. Capital gain or loss will be long-term capital gain or loss if such shares (including fractional shares) have been held by the participant for more than one year. In general, long-term capital gains recognized by individuals and other non-corporate participants are eligible for taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Taxation of Deemed Distributions: The deemed distributions described in “Initial Investment and Optional Cash Payments” and “Reinvestment of Dividends,” above, will be taxable as dividend income to the participant to the extent of National Fuel’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividend income recognized by a corporation may be eligible for the dividends- received deduction if certain holding period and other requirements are met. Dividend income recognized by an individual or other non-corporate participant generally will be taxable at the rates applicable to long-term capital gain if certain holding period and other requirements are met. Otherwise, dividends will be taxable at ordinary income rates. Any deemed distributions in excess of National Fuel’s current and accumulated earnings and profits will constitute a return of capital that will reduce the participant’s tax basis in the participant’s existing shares (but not below zero), and thereafter will constitute capital gain that will be taxable as long-term capital gain if the distribution is with respect to shares that have been held by the participant for more than one year.

Medicare Tax on Net Investment Income: An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends, and certain net gain from the sale, redemption, exchange, retirement or other taxable disposition of property, such as shares of National Fuel common stock, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains resulting from participation in the Plan.

Withholding and Information Reporting: If a participant fails to provide certain U.S. federal income tax certifications on a properly completed and duly executed IRS Form W-9 to the Plan Administrator, distributions on shares of common stock and proceeds from the sale of shares (including fractional shares) held in the participant’s Plan account may be subject to U.S. federal backup withholding (currently at a 24% rate). If withholding is required for any reason, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid. Certain participants (including most corporations) are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a participant’s U.S. federal income tax liability and may entitle a participant to a refund, provided that the required information is furnished to the IRS on a timely basis.

If a foreign participant fails to provide certain U.S. federal income tax certifications on a properly completed and duly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 to the Plan Administrator establishing an exemption from U.S. federal income tax withholding, the amount of tax required to be withheld will be deducted from any distributions and from the amount of reinvested dividends and only the remaining amount will be invested in shares of our common stock. Foreign participants should consult their own tax advisors regarding the applicability of U.S. federal income tax withholding to them and all other tax consequences to them under applicable tax laws and any applicable tax treaties.

Information reporting is generally required with respect to the amount of all actual and deemed dividend distributions and the amount of tax withheld from those distributions. The Plan Administrator, as required, will report to the participant and to the IRS the sale of any shares of our common stock and the tax basis of the shares sold.

FATCA: Under sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), withholding may be required with respect to actual and deemed distributions on shares of common stock and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale of shares (including fractional shares) held in the participant’s Plan account for participants that hold the shares through a foreign financial institution or a foreign non-financial entity. Subject to certain exceptions, a 30% withholding tax will be imposed on such amounts unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners) or (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners. However the IRS issued proposed Treasury Regulations that eliminate withholding on payments of gross proceeds (but not on payments of distributions). Pursuant to the preamble to the proposed Treasury Regulations, the issuer and any applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury Regulations are issued. If withholding is required under FATCA, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid.

We will not pay any additional amounts to participants in respect of any amounts withheld, including pursuant to FATCA. The rules under FATCA are complex. Prospective participants should consult their tax advisors regarding the implications of FATCA on participation in the Plan.

In the case of any withholding described above, the amount of the tax withheld will be included in the participant’s distribution income for U.S. federal income tax purposes.

Description of Common Stock

The following description of National Fuel’s common stock is a summary and is qualified by reference to the terms and provisions of National Fuel’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) and By-Laws, which are filed as exhibits to the registration statement to which this prospectus supplement relates and incorporated herein by reference. Reference is also made to the indenture dated as of October 15, 1974, as supplemented (the “1974 Indenture”), between National Fuel and The Bank of New York Mellon, as trustee. (The 1974 Indenture includes a limitation on the payment of dividends, as described below under “Dividend Rights.” The Company’s other indenture, dated as of October 1, 1999, between National Fuel and The Bank of New York Mellon, contains no such limitation.)

No shares of preferred stock of National Fuel are currently outstanding. However, the Board of Directors of National Fuel has the ability to issue one or more series of preferred stock from time to time. The actual effect of the preferred stock upon the rights of the holders of National Fuel’s common stock will not be known until National Fuel’s Board of Directors determines the respective rights of the holders of one or more series of preferred stock. Such effects, however, might include: (a) restrictions on dividends on National Fuel’s common stock if dividends on the preferred stock are in arrears; (b) dilution of the voting power of National Fuel’s common stock; (c) restrictions on the rights of the holders of National Fuel’s common stock to share in National Fuel’s assets upon liquidation due to satisfaction of any liquidation preference granted to the preferred stock; and (d) dilution of rights of holders of National Fuel’s common stock to share in National Fuel’s assets upon liquidation if the preferred stock is participating with respect to distributions upon such liquidation.

Dividend Rights: The holders of common stock are entitled to receive dividends as declared by the Board of Directors, out of funds legally available for the purpose and subject to a limitation in the 1974 Indenture. The 1974 Indenture prohibits the payment of cash dividends on, and the purchase or redemption of, common stock if the cumulative dividends on and amounts paid for purchase or redemption of common or preferred stock since December 31, 1967 exceed or would exceed consolidated net income available for dividends for that same period plus $10 million plus any additional amount authorized or approved, upon application of National Fuel, by the SEC.

The Board of Directors’ ability to declare dividends on common stock may also be limited by the rights and preferences of certain series of preferred stock, which may be issued from time to time, and by the terms of instruments defining the rights of holders of outstanding indebtedness of National Fuel.

Voting Rights and Classification of the Board of Directors: The holders of common stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the common stock is required for the merger or consolidation of National Fuel or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.

Liquidation Rights: Upon any dissolution, liquidation or winding up of National Fuel, the holders of common stock are entitled to receive pro rata all of National Fuel’s assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of preferred stock.

Preemptive Rights: Holders of common stock and any series of preferred stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of National Fuel.

Business Combinations: National Fuel’s Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other business combination by National Fuel or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of National Fuel’s outstanding common stock (substantial stockholder) or with an affiliate of any substantial stockholder. The term substantial stockholder does not include National Fuel, any of its subsidiaries, or any trustee holding common stock of National Fuel for the benefit of the employees of National Fuel or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration paid, and require that the holders of common stock be furnished certain information about the business combination prior to voting on it. A business combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions:

•	a merger, consolidation or share exchange;

•

a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National Fuel in accordance with provisions of the Restated Certificate of Incorporation;

•

the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National Fuel in accordance with provisions of the Restated Certificate of Incorporation;

•	the adoption of a plan of liquidation or dissolution of National Fuel; or

•

any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of National Fuel that is owned by any substantial stockholder or by any affiliate of a substantial stockholder.

The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of preferred stock, the approval of a majority of the entire Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.

Listing : The common stock is, and will be, listed on the NYSE.

Transfer Agent and Registrar: The transfer agent and registrar for the common stock is Equiniti Trust Company d/b/a EQ Shareowner Services.

Plan of Distribution

Persons who acquire shares of National Fuel common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. National Fuel will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will National Fuel enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of its common stock so purchased.

National Fuel reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

National Fuel common stock offered pursuant to the Plan will be purchased, at National Fuel’s option, directly from National Fuel or in the open market. National Fuel will pay any brokerage commission charges and other trading fees incurred in connection with purchases of common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of common stock held under the Plan, the participant will receive the proceeds of that sale less the applicable brokerage commission, sales transaction fee and any applicable tax withholding.

National Fuel common stock may not be available under the Plan in all states. National Fuel is not making an offer to sell its common stock in any state where the offer or sale is not permitted.

Miscellaneous

Stock Splits, Stock Dividends and Other Distributions: Any stock dividends or stock splits distributed by National Fuel on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.

In the event that National Fuel makes available to its stockholders any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by National Fuel resulting from the exercise of the rights will be issued directly to the participant.

Voting of Proxies: You have the right to vote all National Fuel shares held in your Plan account. You will be sent proxy material and are encouraged to read the information carefully. You may vote by scanning a Quick Response Code on the proxy card, by Internet, by telephone or by mailing a signed, dated proxy card. Your shares will be voted in accordance with your most recent instructions. If you do not return your signed proxy card or otherwise cast your vote in accordance with the instructions in the proxy package, none of your shares will be voted.

Responsibility of National Fuel Gas Company and the Plan Administrator: Neither National Fuel Gas Company nor the Plan Administrator (or any agent for either) is liable for any good faith act or omission to act, including but not limited to any claim of liability:

•	arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death; or

•	with respect to the prices or times at which shares are purchased or sold; or

•	as to the value of the shares acquired for participants.

Selling participants should be aware that the share price of National Fuel Gas Company common stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you. Neither National Fuel Gas Company nor the Plan Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan.

EQ Shareowner Services, as the Plan Administrator, is authorized to choose a broker at its sole discretion to facilitate purchases and sales of common stock by Plan participants. The Plan Administrator will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from the participant.

The Plan Administrator is acting solely as agent of the Company and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

Plan Modification or Termination: National Fuel reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. National Fuel and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Change of Eligibility; Termination: National Fuel reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. The Plan Administrator will issue a certificate to you for your shares upon written request.

Foreign Participation: If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. National Fuel reserves the right to terminate participation of any shareholder and to refuse Plan participation to any person if it deems it advisable under any foreign laws or regulations.

Legal Matters

Scarinci & Hollenbeck, LLC has given its opinion regarding the legality of the common stock covered by this prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated in this prospectus supplement and accompanying prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended September 30, 2019, relating to the oil and gas reserves of Seneca Resources Company, LLC, has been so incorporated in reliance on the audit report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, given on the authority of said firm as experts in petroleum engineering.

(This page has been left intentionally blank.)

(This page has been left intentionally blank.)

PROSPECTUS

National Fuel Gas Company

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

and

UNITS

National Fuel Gas Company may periodically sell any or all of the following securities to the public:

•	debt securities;

•	common stock;

•	preferred stock;

•	depositary shares;

•	stock purchase contracts;

•	stock purchase units; and

•	units, consisting of one or more of any of the securities referred above, in any combination.

National Fuel Gas Company will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

National Fuel Gas Company’s common stock is listed on the New York Stock Exchange and trades under the symbol “NFG.”

Investing in the securities involves risks. See Risk Factors on page 2 for information on certain risks related to the purchase of securities.

National Fuel Gas Company may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 22 of this prospectus also provides more information on this topic.

National Fuel Gas Company’s principal executive offices are located at 6363 Main St., Williamsville, New York 14221 and its telephone number is (716) 857-7000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2020.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale made under this prospectus or any accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in the affairs of National Fuel Gas Company since the date of this prospectus or any accompanying prospectus supplement or that the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that National Fuel Gas Company (“National”) has filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, National may sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that National may offer. Each time National sells securities, National will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

References in this prospectus and the prospectus supplement to “National” or “National Fuel” are to National Fuel Gas Company, National Fuel Gas Company and its subsidiaries or National Fuel Gas Company’s subsidiaries as appropriate in the context of the disclosure.

RISK FACTORS

In considering whether or not to purchase securities of National, you should carefully consider the risks described under “Risk Factors” in any prospectus supplement and in the documents National incorporates by reference in this prospectus and any prospectus supplement, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement.

NATIONAL FUEL GAS COMPANY

National Fuel Gas Company, incorporated in 1902, is a holding company organized under the laws of New Jersey. National is engaged in the business of owning and holding securities issued by its subsidiaries.

National and its subsidiaries comprise a diversified energy company consisting of four business segments:

•

the Exploration and Production segment, which is engaged in the exploration for, and the development and production of, natural gas and oil reserves in California and in the Appalachian region of the United States;

•	the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

•	the Gathering segment, which builds, owns and operates natural gas processing and pipeline gathering facilities in the Appalachian region; and

•	the Utility segment, which provides natural gas utility services to customers through a local distribution system located in western New York and northwestern Pennsylvania.

National’s other businesses are engaged in the marketing of natural gas to industrial, wholesale, commercial, public authority and residential customers in western and central New York and northwestern Pennsylvania and the marketing of timber.

National’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221 and its telephone number is (716) 857-7000.

WHERE YOU CAN FIND MORE INFORMATION

National files annual, quarterly and other reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Information about National is also available on National’s website, www.natfuel.com. Other than any SEC filings incorporated by reference in this prospectus, the information available on National’s website is not part of this prospectus or any prospectus supplement thereto.

INCORPORATION BY REFERENCE

National discloses important information to you by referring you to documents that it has filed with the SEC that are “incorporated by reference” in this prospectus.

The following documents have been filed by National with the SEC and are incorporated herein by reference:

(a)	National’s Annual Report on Form 10-K (SEC File No. 001-03880) for the fiscal year ended September 30, 2019, filed with the SEC on November 15, 2019;

(b)

The portions of National’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January  24, 2020 that are incorporated by reference into Part III of National’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (SEC File No. 001-03880);

(c)

National’s Quarterly Reports on Form 10-Q (SEC File No. 001-03880) for the quarterly periods ended December 31, 2019, filed with the SEC on January 31, 2020, March  31, 2020, filed with the SEC on May 1, 2020 and June 30, 2020, filed with the SEC on August 7, 2020;

(d)

National’s Current Reports on Form 8-K (SEC File No. 001-03880), filed with the SEC on December  13, 2019, January  22, 2020, March  16, 2020, May 4, 2020 (Items 1.01, 2.03 and 3.02 only), June 2, 2020, June 3, 2020 and July 31, 2020 (Item 8.01 only); and

(e)

The description of National’s Common Stock contained in the Registration Statements on Form 8-A filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by National with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. National will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of National’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Attention: Corporate Secretary

Telephone: (716) 857-7000

USE OF PROCEEDS

Except as may otherwise be set forth in an applicable prospectus supplement, the proceeds from the sale of these securities may be used to reduce short-term indebtedness, to redeem or discharge indebtedness, to finance a portion of National’s capital expenditures, for corporate development purposes, including, without limitation, acquisitions made by or on behalf of National or its subsidiaries, and for other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of National’s unsecured debt securities, consisting of debentures and medium-term notes, that National may offer by this prospectus. National will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

The debt securities will be National’s direct unsecured general obligations. The debt securities will be senior debt securities. National may issue the debt securities from time to time in one or more series, under an indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”). This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.”

The following descriptions of the debt securities and the Indenture are summaries and are qualified by reference to the Indenture. This summary does not contain a complete description of the debt securities. You should read this summary together with the Indenture and the officer’s certificates or other documents establishing the debt securities for a complete understanding of the provisions that may be important to you. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this “Description of Debt Securities,” such provisions or defined terms are incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

The debt securities will rank equally with all of National’s other senior, unsecured and unsubordinated debt.

Because National is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of the subsidiaries of National. No subsidiary currently has outstanding shares of preferred stock.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable and how it will be paid;

•	the rate or rates at which the debt securities will bear interest, or how such rate or rates will be determined;

•	the date or dates from which interest on the debt securities will accrue, the interest payment dates on which interest will be paid, and the record dates for interest payments;

•	any right to extend the interest payment periods for the debt securities and the duration of the extension;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	any date or dates on which, and the price or prices at which, the debt securities may be redeemed at the option of National and any restrictions on such redemptions;

•	any sinking fund or other provisions or options held by holders of debt securities that would obligate National to repurchase or otherwise redeem the debt securities;

•	any changes or additions to the events of default under the Indenture or changes or additions to the covenants under the Indenture;

•	if the debt securities will be issued in denominations other than $1,000;

•	if payments on the debt securities may be made in a currency or currencies other than United States dollars;

•	any convertible feature or options regarding the debt securities;

•	any rights or duties of another person to assume the obligations of National with respect to the debt securities;

•	any collateral, security, assurance or guarantee for the debt securities; and

•	any other terms of the debt securities not inconsistent with the terms of the Indenture.

(See Section 301.)

The Indenture does not limit the principal amount of debt securities that may be issued. The Indenture allows debt securities to be issued up to the principal amount that may be authorized by National. Unless otherwise specified in the prospectus supplement, any limit upon the aggregate principal amount of the debt securities of any series may be increased without the consent of any holders and additional debt securities of such series may be authenticated and delivered up to the limit on the aggregate principal amount authorized with respect to such series as so increased. Accordingly, the debt securities of any series may be increased on the same terms and conditions, except for the issue price and the issue date, and with the same CUSIP numbers as the debt securities of such series initially offered.

Debt securities may be sold at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, certain United States federal income tax or other considerations applicable to any debt securities which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

Except as may otherwise be described in a prospectus supplement, the covenants contained in the Indenture will not afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving National or in the event of a change in control.

Payment and Paying Agents

Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date proposed by National for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such debt security may be listed, if the Trustee finds it practicable. (See Section 307.)

Unless otherwise specified in the prospectus supplement, principal of, and premium, if any, and interest, if any, on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of the Trustee, as paying agent, in The City of New York. National may change the place of payment on the debt securities, may appoint one or more additional paying agents (including National) and may remove any paying agent, all at the discretion of National. (See Section 602.)

Registration and Transfer

Unless otherwise specified in a prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. National may change the place for registration of transfer and exchange of the debt securities and may designate additional places for such registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, National may require payment to cover any tax or other governmental charge that may be imposed. National will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any debt security during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Satisfaction and Discharge

National will be discharged from its obligations on the debt securities of a particular series, or any portion of the principal amount of the debt securities of such series, if it irrevocably deposits with the Trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities of such series at their maturity, stated maturity date, or redemption. (See Section 701.)

The Indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when National has paid all other sums payable by National under the Indenture. (See Section 702.)

All moneys National pays to the Trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of National. Thereafter, the holder of such debt security may look only to National for payment thereof. (See Section 603.)

Limitation on Liens on Subsidiary Capital Stock

The Indenture provides that, except as otherwise specified with respect to a particular series of debt securities, National will not pledge, mortgage, hypothecate or grant a security interest in, or permit any pledge, mortgage, security interest or other lien upon, any capital stock of any of its majority-owned subsidiaries, which capital stock National now or hereafter directly owns, to secure any Indebtedness, as defined below, without also securing the outstanding debt securities (so long as the other Indebtedness shall be so secured) equally and ratably, with or, at National’s option, prior to, the other Indebtedness and any other Indebtedness similarly entitled to be so secured.

This limitation does not apply to, or prevent the creation or existence of:

(1)

any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock created at the time National acquires that capital stock or within 270 days after that time to secure the purchase price for that capital stock so acquired;

(2)

any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock existing at the time National acquires that capital stock, whether or not National assumes the secured obligations; or

(3)	any extension, renewal, replacement or refunding of any pledge, mortgage, security interest, lien or encumbrance permitted by (1) and (2) above, or of any Indebtedness secured thereby; provided, that,

(a)

the principal amount of Indebtedness so secured immediately after the extension, renewal, replacement or refunding may not exceed the principal amount of Indebtedness so secured immediately before the extension, renewal, replacement or refunding; and

(b)

the extension, renewal, replacement or refunding of such pledge, mortgage, security interest, lien or encumbrance is limited to no more than the same proportion of all shares of capital stock as were covered by the pledge, mortgage, security interest, lien or encumbrance that was extended, renewed, refunded or replaced; or

(4)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)

the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within such 30 day period, and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b)	the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

(c)

so long as the lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

Any pledge, mortgage, security interest, lien or encumbrance on any shares of the capital stock of any of the majority-owned subsidiaries of National, which shares of capital stock National now or hereafter directly owns, to secure any Indebtedness other than as described in (1) through (4) above, is referred to in this prospectus as a “Restricted Lien.” This limitation on liens does not apply to the extent that National creates any Restricted Liens to secure Indebtedness that, together with all other Indebtedness of National secured by Restricted Liens, does not at the time exceed 5% of National’s Consolidated Capitalization. (See Section 608.)

For this purpose, “Consolidated Capitalization” means the sum of:

(1)	Consolidated Common Shareholders’ Equity;

(2)	Consolidated Indebtedness, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

(3)	any preference or preferred stock of National or any Consolidated Subsidiary, as defined below, which is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Common Shareholders’ Equity,” as used above, means the total assets of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as assets, less: (a) all liabilities of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities; (b) minority interests owned by third parties in Consolidated Subsidiaries of National; and (c) preference or preferred stock of National and its Consolidated Subsidiaries only to the extent any such preference or preferred stock is subject to mandatory redemption or sinking fund provisions.

The term “Consolidated Indebtedness,” as used above, means total indebtedness as shown on the consolidated balance sheet of National and its Consolidated Subsidiaries.

The term “Consolidated Subsidiary,” as used above, means at any date any majority-owned subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with those of National in its consolidated financial statements as of such date.

For purposes of the limitation described in the first paragraph under this heading, “Indebtedness” means:

(1)	all indebtedness created or assumed by National for the repayment of money borrowed;

(2)

all indebtedness for money borrowed secured by a lien upon capital stock owned by National and upon which indebtedness for money borrowed National customarily pays interest, although National has not assumed or become liable for the payment of such indebtedness for money borrowed; and

(3)

all indebtedness of others for money borrowed which is guaranteed as to payment of principal by National or in effect guaranteed by National through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of National in respect of indebtedness for money borrowed or other obligations incurred by others.

The foregoing limitation does not limit in any manner the ability of: (1) National to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries; (2) National to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions; or (3) any of the direct or indirect subsidiaries of National to place liens on any of their assets.

In addition, the Indenture provides that if debentures issued by National under the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National and The Bank of New York Mellon, as trustee, in an aggregate principal amount in excess of 5% of National’s Consolidated Capitalization become secured pursuant to the provisions of the 1974 Indenture, National will secure any outstanding debt securities equally and ratably with those debentures. If National secures the outstanding debt securities, as provided in the prior sentence, then if and for so long as the aggregate principal amount of the debentures secured pursuant to the 1974 Indenture at any time decreases and as a result constitutes 5% or less of National’s Consolidated Capitalization, the outstanding debt securities will no longer be secured. (See Section 608.)

As of June 30, 2020, the Consolidated Capitalization of National was approximately $4,854.6 million.

Consolidation, Merger, and Sale of Assets

Under the terms of the Indenture, National may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes National’s obligations on all debt securities and under the Indenture;

•

immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

•	National shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as to compliance with the foregoing.

The terms of the Indenture do not restrict National in a merger in which National is the surviving entity. (See Section 1101.)

Events of Default

“Event of default” when used in the Indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest, if any, on any debt security of the applicable series for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security of the applicable series when due (whether at maturity or upon earlier redemption);

•

failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after National receives written notice from the

•

Trustee, or National and the Trustee receive a written notice from the holders of at least 33% in principal amount of the debt securities of such series; however, the Trustee or the Trustee and the holders of such principal amount of debt securities of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if National is diligently pursuing action to correct the default;

•	certain events in bankruptcy, insolvency or reorganization of National; or

•	any other event of default included in any supplemental indenture or officer’s certificate for a specific series of debt securities.

(See Section 801).

The Trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture.

Remedies

Acceleration of Maturity

If an event of default with respect to fewer than all the series of debt securities occurs and continues, either the Trustee or the holders of at least 33% in principal amount of the debt securities of such series may declare the entire principal amount of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the Indenture, only the Trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	National has paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all debt securities of the series;

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due;

•	interest, if any, on overdue interest; and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the debt securities of that series shall have been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of National. (See Section 802.)

Right to Direct Proceedings

Other than its duties in case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (See Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (See Section 812). The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

Limitation on Right to Institute Proceedings

No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or to exercise any remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•

the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Section 807.)

No Impairment of Right to Receive Payment

However, such limitations do not apply to a suit by a holder of a debt security for payment of the principal of or premium, if any, or interest, if any, on such debt security on or after the applicable due date. (See Section 808.)

Annual Notice to Trustee

National will provide to the Trustee an annual statement by an appropriate officer as to National’s compliance with all conditions and covenants under the Indenture. (See Section 606.)

Modification and Waiver

National and the Trustee may enter into one or more supplemental indentures without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of National in the Indenture and in the debt securities;

•	to add additional covenants of National or to surrender any right or power of National under the Indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

•	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or

•	when no debt securities of the affected series remain outstanding under the Indenture;

•	to provide collateral security for all but not part of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to National may be served; or

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

(See Section 1201.)

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by National with certain restrictive provisions of the Indenture. (See Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)

If the Trust Indenture Act of 1939 is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. National and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Section 1201.)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, voting as one class, is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, voting as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding debt securities of any series which consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (See Section 1202.)

The Indenture provides that debt securities owned by National or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 101.)

National may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but National shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of such debt securities. A transferee will be bound by acts of the Trustee or National taken in reliance thereon, whether or not notation of such action is made upon such debt security. (See Section 104.)

Resignation of the Trustee

The Trustee may resign at any time by giving written notice to National or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the Trustee and National. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if National has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Section 910.)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Section 106.)

Title

National, the Trustee, and any agent of National or the Trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not such debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 112.)

Regarding the Trustee

The Trustee will be The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon acts, and may act, as trustee under various indentures and trusts of National and its affiliates.

DESCRIPTION OF CAPITAL STOCK

The following description of National’s capital stock is a summary and is qualified by reference to the terms and provisions of National’s Restated Certificate of Incorporation, as amended (Restated Certificate of Incorporation) and its By-Laws, which are filed as exhibits to the registration statement to which this prospectus relates and incorporated herein by reference. (The 1974 Indenture includes a limitation on the payment of dividends, as described below under “Common Stock—Dividend Rights.” National’s other indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon, contains no such limitation.)

Common Stock

National has authorized 200,000,000 shares of common stock, par value $1.00 per share.

Dividend Rights

The holders of common stock are entitled to receive dividends as declared by the Board of Directors, out of funds legally available for the purpose and subject to a limitation in the 1974 Indenture. The 1974 Indenture prohibits the payment of cash dividends on, and the purchase or redemption of, common stock if the cumulative dividends on and amounts paid for purchase or redemption of common or preferred stock since December 31, 1967 exceed or would exceed consolidated net income available for dividends for that same period plus $10 million plus any additional amount authorized or approved, upon application of National, by the SEC. The amount available for the declaration and payment of dividends on National’s common stock pursuant to this restriction will be described in the applicable prospectus supplement.

The Board of Directors’ ability to declare dividends on common stock may also be limited by the rights and preferences of certain series of preferred stock, which may be issued from time to time, and by the terms of instruments defining the rights of holders of outstanding indebtedness of National.

Voting Rights and Classification of the Board of Directors

The holders of common stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the common stock is required for the merger or consolidation of National or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.

Liquidation Rights

Upon any dissolution, liquidation or winding up of National, the holders of common stock are entitled to receive pro rata all of National’s assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of preferred stock.

Preemptive Rights

Holders of common stock and any series of preferred stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of National.

Listing

The common stock is, and will be, listed on the New York Stock Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Equiniti Trust Company d/b/a/ EQ Shareowner Services.

Preferred Stock

National has authorized 10,000,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock of National are currently outstanding. However, the Board of Directors of National has the ability to issue one or more series of preferred stock from time to time.

The actual effect of the preferred stock upon the rights of the holders of National’s common stock will not be known until National’s Board of Directors determines the respective rights of the holders of one or more series of preferred stock. Such effects, however, might include: (a) restrictions on dividends on National’s common stock if dividends on the preferred stock are in arrears; (b) dilution of the voting power of National’s common stock; (c) restrictions on the rights of the holders of National’s common stock to share in National’s assets upon liquidation due to satisfaction of any liquidation preference granted to the preferred stock; and (d) dilution of rights of holders of National’s common stock to share in National’s assets upon liquidation if the preferred stock is participating with respect to distributions upon such liquidation. In some cases, the issuance of preferred stock could also delay, defer or prevent a change in control and make it harder to remove present management, without further action by National’s stockholders.

Under National’s Restated Certificate of Incorporation, the Board of Directors of National can issue, without further stockholder action, up to 10,000,000 shares of preferred stock, in one or more series, and determine the designation, the number, and the special and relative rights, powers, preferences and limitations of the shares of each series so created, including, subject to the terms of National’s Restated Certificate of Incorporation:

(a)    the maximum number of shares to constitute each such series of preferred stock, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors of National, the distinctive designation thereof and the stated value thereof if different from the par value thereof;

(b)    whether the shares of each such series shall have voting rights and, if such shares are given voting rights, the terms of such voting rights;

(c)    the dividend rate or rates, if any, on the shares of each such series or the manner in which such rate or rates shall be determined, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock (including whether such dividends shall be participating or non-participating with respect to any other class or classes or any other series of capital stock), whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which any such dividends shall be cumulative;

(d)    whether the shares of each such series shall be subject to redemption, and, if made subject to redemption, the time or times, price or prices and other terms, limitations, restrictions or conditions of such redemption, including whether such redemption shall be made at the election of the corporation or the holders of such shares;

(e)    the relative amounts, and the relative rights or preferences, if any, of payment in respect of shares of each such series which the holders of shares of each such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of National, including whether such rights shall be limited or participating with respect to shares of any other class or classes or any other series of capital stock upon the voluntary or involuntary liquidation, dissolution or winding up of National;

(f)    whether or not the shares of each such series shall be subject to the operation of a retirement or sinking fund and, if so, the terms and provisions relative to the operation of such retirement or sinking fund;

(g)    whether or not the shares of each such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of capital stock, or other securities, whether or not issued by National, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange, the method, if any, of adjusting any such price or prices or rate or rates and whether such shares shall be convertible or exchangeable at the election of National or the holders of such shares;

(h)    the limitations and restrictions, if any, to be effective while any shares of each such series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by National of, the common stock or any other class or classes or any other series of capital stock of National ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up of National;

(i)    the conditions or restrictions, if any, to be effective while any shares of each such series are outstanding, upon the creation of indebtedness of National or upon the issuance of any additional stock (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation, dissolution or winding-up of National; and

(j)    any other preference, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

Business Combinations

National’s Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other business combination by National or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of National’s outstanding common stock (substantial stockholder) or with an affiliate of any substantial stockholder. The term substantial stockholder does not include National, any of its subsidiaries, or any trustee holding common stock of National for the benefit of the employees of National or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration paid, and require that the holders of common stock be furnished certain information about the business combination prior to voting on it. A business combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions:

•	a merger, consolidation or share exchange;

•

a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation;

•

the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National in accordance with provisions of the Restated Certificate of Incorporation;

•	the adoption of a plan of liquidation or dissolution of National; or

•

any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of National that is owned by any substantial stockholder or by any affiliate of a substantial stockholder.

The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of preferred stock, the approval of a majority of the entire Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.

DESCRIPTION OF DEPOSITARY SHARES

General

National may offer depositary shares representing fractional shares of preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that National may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a share of preferred stock that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.

The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between National and a bank or trust company that meets certain requirements and is selected by National (the “bank depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights National offers to holders of the preferred stock will be made available to the holders of depositary shares.

The following description is a general summary of some common provisions of a deposit agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the deposit agreement and the related depositary receipts. Copies of the form of deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time National issues depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If National pays a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with National’s approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If National redeems a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by the holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and National will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and National. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or National only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of National and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

National will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. National will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by a holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from National that are delivered to the bank depositary and that National is required to furnish to the holders of preferred stock.

Neither the bank depositary nor National will be liable if National is prevented or delayed by law or any circumstance beyond National’s control from performing its obligations under the deposit agreement. The obligations of the bank depositary and National under the deposit agreement will be limited to performance in good faith of National’s duties thereunder, and National will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless reasonably satisfactory indemnity is furnished. National may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to National notice of its election to do so, and National may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

National may issue stock purchase contracts, including contracts that obligate holders to purchase from National, and National to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities of National or U.S. Treasury securities that are pledged to secure the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require National to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts. Some of the important United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

National may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares, stock purchase contracts, stock purchase units or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, shares of common stock, shares of preferred stock, depositary shares, stock purchase contracts, stock purchase units comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	if applicable, a discussion of any material U.S. federal income tax considerations;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

National may periodically sell its securities in one or more of the following ways:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to the public or institutional investors;

•	through agents to the public or to institutional investors;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; or

•	through a combination of any of these methods.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by National;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If National uses underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices; or

•	at varying prices determined at the time of sale.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If National uses dealers in the sale, the dealers will acquire the securities as principals and may resell them to the public at varying prices to be determined by the dealers at the time of resale.

Unless otherwise stated in a prospectus supplement, any agent selling securities on National’s behalf will be acting on a best efforts basis for the period of its appointment.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire the securities described in this prospectus that may be issued on a delayed or contingent basis.

Underwriters, agents and dealers may be entitled under agreements entered into with National to indemnification by National against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, agents or dealers may be required to make. Underwriters, agents and dealers may be customers of, engage in transactions with, or perform services for National and its affiliates in the ordinary course of business.

Any securities offered by this prospectus, other than National’s common stock, will be a new issue of securities and will have no established trading market. National’s common stock is listed on the New York Stock Exchange, and any shares of National’s common stock sold will also be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by National for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any of these securities, other than National’s common stock, may or may not be listed on a national securities exchange. National gives no assurance as to the liquidity of or the existence of any trading market for any of these securities, other than National’s common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated in this prospectus by reference to National’s Annual Report on Form 10-K for the year ended September 30, 2019, relating to the oil and gas reserves of Seneca Resources Company, LLC, has been so incorporated in reliance on the audit report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, given on the authority of said firm as experts in petroleum engineering.

LEGAL OPINIONS

The validity of the debt securities, stock purchase contracts, stock purchase units and units consisting of one or more of such securities will be passed upon for National by Jones Day, Cleveland, Ohio and for the underwriters, dealers, or agents by Hunton Andrews Kurth LLP, New York, New York. However, all matters of New Jersey law, including the incorporation of National and the validity of the common stock, preferred stock, depositary shares and units consisting of one or more of such securities, will be passed upon by Lowenstein Sandler LLP, Roseland, New Jersey.

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221